ZBB ENERGY REPORTS INCREASED ANNUAL REVENUES
Product and Company Improvements

Milwaukee, WI — September 7, 2010 — ZBB Energy Corporation (NYSE Amex: ZBB), a leading developer of intelligent, renewable energy power platforms, today reported increased annual revenues for the fiscal year ended June 30, 2010.  Net loss on the basis of accounting principles generally accepted in the United States (GAAP) was $9.6 million or $0.74 per diluted share in the year ended June 30, 2010, compared with $5.6 million or $0.53 per diluted share in the year ended June 30, 2009. Net loss in the latest fiscal year was increased by advanced engineering and development expenses, selling, general and administrative expenses, and impairment expenses.

Our revenues for the years ended June 30, 2010 and 2009 were $1,545,980 and $1,156,792, respectively, an increase of $389,188 or 33.6%.  This was the result of an increase in revenues of $899,460 from commercial product sales and revenues, and a $510,272 decrease in engineering and development revenues as compared to the year ending June 30, 2009.  The increase in commercial product sales and revenues was primarily the result of the Company’s sale of a 500 Kwh system shipped to Dundalk Institute of Technology, Ireland in the first quarter of 2010.  The decrease in engineering and development revenues is due to the substantial completion of the Advanced Electricity Storage Technologies project (“AEST”) with the Commonwealth of Australia in June 2010.  Revenues include estimates of earned revenue based on the Company’s performance on its engineering and development contracts.

Total costs and expenses for the year ended June 30, 2010 and 2009 were $11,057,919 and $6,667,934, respectively. This increase of $4,389,985 in the year ended June 30, 2010 was primarily due to the following:

•	increased costs of $572,891 related to the additional cost of product sales for the shipment to Dundalk
•
increases in advanced engineering and development expenses of $1,368,000 due to an increase in the Company’s engineering and development activities for its next generation battery module and the PECC systems

•	legal and accounting fee increases of $258,249 related to the termination of the Company’s CEO and restatements of the Company’s financial statements
•	severance pay to the Company’s former CEO of $390,000
•	increase in stock option expense of $188,575 for options issued to new employees and for accelerated vesting of directors options
•	increase in non-cash directors fees of $182,500 and cash director’s fees of $38,584 due to an increase in the size of the Board of Directors.
•	fund raising expenses of $177,918 for government grant proposals, section 48c tax credit fees, and loan commitment fees
•
The increase in costs and expenses in the year ended June 30, 2010 also included equipment impairment expenses of $903,305 and an increase in depreciation of $146,401 over the prior year due to new equipment purchases in late fiscal year 2010.

Our net loss for the years ended June 30, 2010 and 2009 was $9,606,826 and $5,561,056, respectively, resulting in a $4,045,770 increase in net loss as compared to the year ended June 30, 2009.  In summary, this increase in loss was primarily the result of increases in advanced engineering and development expenses, selling, general and administrative expenses, and impairment expenses, totaling $4,226,423, as described above.

“Management has adopted a plan with multiple financing upsides and is very confident that this plan will provide necessary funding for the next year.  Although we have a comprehensive business and financing strategy in place, there is not absolute certainty, however, that the company can continue to finance its growth strategy. Therefore, we plan to include the going concern disclosure that was added in last quarter in our June 30, 2010 Form 10k filing until a greater margin of error can be realized in the balance sheet and burn rate of the company,” said Eric Apfelbach, President and CEO.

“I’m more bullish on ZBB’s future than ever.  We’ve experienced a number of changes this past year that have been challenging.  I believe, however, that we’ve now created a solid foundation on which to build the Company.  We have funding vehicles in place to fund the Company for the next year.  We have products under development that position ZBB uniquely in the energy storage and renewables markets.  We are executing on a sales and marketing strategy that will allow us to realize the enormous market potential of the energy storage and renewables markets.”

Investor Conference Call — 4:00 p.m. Central time, Tuesday, September 7, 2010

A conference call to discuss the financial and operating results and company’s outlook will be held on Tuesday, September 7, 2010, at 4:00 p.m. US Central (5:00 p.m. Eastern). The conference call will be hosted by Eric Apfelbach, President and CEO. A brief presentation by Mr. Apfelbach will be followed by a question and answer period. To participate in the conference call, callers from within the United States and Canada, dial the toll free number 888-428-7458 and then reference “ZBB Earnings Call” (no pin number required).  For all international callers, dial 201-604-517.

The presentation materials will be posted on the Company’s web site at www.zbbenergy.com following the conference call.

About ZBB Energy Corporation
ZBB Energy Corporation (NYSE AMEX: ZBB) provides distributed intelligent power management platforms that directly integrate multiple renewable and conventional onsite generation sources with rechargeable zinc bromide flow batteries and other storage technology. This platform solves a wide range of electrical system challenges in global markets for various types of sites with utility, governmental, commercial, industrial and residential end customers. A developer and manufacturer of its modular, scalable and environmentally friendly power systems ("ZESS POWR™"), ZBB Energy was founded in 1998 and is headquartered in Wisconsin with offices also located in Perth, Western Australia.

Safe Harbor Statement
Certain statements made in this press contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information:
Helen Brown
Investor Relations
ZBB Energy Corporation
T: 262.253.9800
Email: hbrown@zbbenergy.com

ZBB ENERGY CORPORATION
Consolidated Balance Sheets (Unaudited)

	June 30, 2010	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$1,235,635	$2,970,009
Bank certificate of deposit	-	1,000,000
Accounts receivable	7,553	614,154
Interest receivable	-	19,746
Inventories-net of $304,200 and $145,301 allowance	702,536	1,587,113
Prepaids and other current assets	149,098	143,173
Total current assets	2,094,822	6,334,195
Long-term assets:
Property, plant and equipment, net	3,568,823	4,578,180
Goodwill	803,079	803,079
Total assets	$6,466,724	$11,715,454

Liabilities and Shareholders' Equity
Current liabilities:
Bank loans	395,849	416,558
Accounts payable	869,179	827,001
Accrued expenses	539,100	25,765
Deferred revenues	325,792	1,128,539
Accrued compensation and benefits	765,106	151,841
Total current liabilities	2,895,026	2,549,704
Long-term liabilities:
Bank loans	2,120,421	2,399,915
Total liabilities	$5,015,447	$4,949,619

Shareholders' equity
Common stock ($0.01 par value); 150,000,000 authorized
14,915,389 and 10,618,297 shares issued and outstanding	149,155	106,183
Additional paid-in capital	49,770,988	45,549,079
Treasury stock - 13,833 shares	(11,136)	-
Accumulated other comprehensive (loss)	(1,563,052)	(1,601,576)
Accumulated (deficit)	(46,894,678)	(37,287,851)
Total shareholders' equity	$1,451,277	$6,765,835
Total liabilities and shareholders' equity	$6,466,724	$11,715,454

ZBB ENERGY CORPORATION
Consolidated Statements of Operations (Unaudited)

	Year ended June 30,
	2010	2009
Revenues
Product sales and revenues	$967,455	$67,995
Engineering and development revenues	578,525	1,088,797
Total Revenues	1,545,980	1,156,792

Costs and Expenses
Cost of product sales	899,287	56,468
Cost of engineering and development revenues	1,836,299	2,051,803
Advanced engineering and development	2,239,139	807,291
Selling, general, and administrative	4,755,592	3,474,476
Depreciation	424,297	277,896
Impairment and other equipment charges	903,305	-
Total Costs and Expenses	11,057,919	6,667,934

Loss from Operations	(9,511,939)	(5,511,142)

Other Income (Expense)
Interest income	60,193	145,088
Interest (expense)	(149,521)	(182,074)
Other income (expense)	(5,559)	(12,928)
Total Other Income (Expense)	(94,887)	(49,914)

Loss before provision for Income Taxes	(9,606,826)	(5,561,056)

Provision for Income Taxes	-	-
Net Loss	$(9,606,826)	$(5,561,056)

Net Loss per share-
Basic and diluted	$(0.74)	$(0.53)

Weighted average shares-basic and diluted:
Basic	12,924,362	10,547,621
Diluted	12,924,362	10,547,621

ZBB Energy Corporation	Year ended June 30,
Consolidated Statements of Cash Flows (Unaudited)	2010	2009
Cash flows from operating activities
Net loss	$(9,606,826)	$(5,561,056)
Adjustments to reconcile net loss to net cash (used) in operating activities:
Depreciation	424,297	277,896
Change in inventory allowance	158,899	(88,699)
Equipment costs reclassified to expenses	-	372,855
Impairment and other equipment charges	903,305	-
Payments applied to note receivable for consulting fees	-	200,000
Stock based compensation	527,439	338,864
(Increase) decrease in operating assets:
Accounts receivable	606,601	(609,987)
Inventories	725,678	(185,530)
Prepaids and other current assets	(5,925)	(41,799)
Other receivables-interest	19,746	61,083
Increase (decrease) in operating liabilities:
Accounts payable	42,178	247,500
Accrued compensation and benefits	613,265	22,092
Accrued expenses	544,551	25,765
Deferred revenues	(802,747)	717,539
Net cash (used) in operating activities	(5,849,539)	(4,223,477)
Cash flows from investing activities
Capital expenditures	(318,245)	(889,658)
Bank certificate of deposit	1,000,000	(1,000,000)
Net cash provided (used) in investing activities	681,755	(1,889,658)
Cash flows from financing activities
Proceeds from bank loan	156,000	1,070,000
Repayments of bank loans	(456,203)	(306,984)
Proceeds from stock issuance - net of fees and costs	3,737,442	-
Purchase of treasury stock	(11,136)	-
Net cash provided by financing activities	3,426,103	763,016
Effect of exchange rate changes on cash and cash equivalents	7,307	(131,192)
Net (decrease) in cash and cash equivalents	(1,734,374)	(5,481,311)
Cash and cash equivalents - beginning of year	2,970,009	8,451,320

Cash and cash equivalents - end of year	$1,235,635	$2,970,009